Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of PolarityTE, Inc. on Form S-3 (Nos. 333-234280 and 333-229584) and Form S-8 (Nos. 333-227721, 333-225264, 333-203501, 333-211959 and 333-200841) of our reports dated March 12, 2020, on our audits of the consolidated financial statements as of December 31, 2019 and 2018, for the year ended December 31, 2019, the transition period from November 1, 2018 through December 31, 2018, and the year ended October 31, 2018, and the effectiveness of PolarityTE, Inc.’s internal control over financial reporting as of December 31, 2019, which reports are included in the Annual Report on Form 10-K to be filed on or about March 12, 2020. Our report includes an explanatory paragraph that refers to a change in the method of accounting for leases due to the adoption of ASU 2016-02 - Leases. Our report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, expresses an adverse opinion because of material weaknesses.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, NJ

March 12, 2020